UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 31, 2006

Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On January 31, 2006, the Company released its earnings for the fourth quarter ended December 31, 2005. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. December 31, 2005 press release announcing its fourth quarter 2005 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: January 31, 2006

By:  /s/ William R. Mills
 William R. Mills
Senior Vice President and Treasurer/CFO

EXHIBIT INDEX

Exhibit No.                                                                             Description

  99.1            Weis Markets, Inc. January 31, 2006 press release announcing its fourth quarter 2005 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	January 31, 2006
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS REPORTS 21.6% INCREASE IN 4TH QUARTER NET INCOME AND ANNOUNCES 3.6% DIVIDEND INCREASE

(SUNBURY, PA) – Weis Markets, Inc. (NYSE:WMK) today reported a 21.6% increase in its fourth quarter net income and a 12.1% increase in its fourth quarter sales for the fourteen-week period ending December 31, 2005 compared to the thirteen-week period ending December 25, 2004.

At the Company's quarterly meeting held today in Sunbury, Weis Markets' Board of Directors increased the dividend $.01 to $.29 per share, a 3.6% increase. The Company also said it would invest $90.6 million in its capital expenditure budget in 2006.

During the fourteen-week period ending December 31, 2005, the Company's net income totaled $18.4 million or $.68 in basic and diluted earnings per share compared to $15.1 million or $.56 in basic and diluted earnings per share for the thirteen-week period ending December 25, 2004.

The Company's fourth quarter sales for the fourteen-week period ending December 31, 2005, totaled $601.9 million compared to $537 million for the thirteen-week period ending December 25, 2004. The Company's comparable store sales, adjusted for the additional week in 2005, increased 4.7% in the fourth quarter.

The Company continues to benefit from profitable and sustained sales growth in its perishable departments and key center store categories. The Company continues to see significant increases in its fuel, utility and debit/credit card interchange costs.

Year to Date Results

For the 53-week period ending December 31, 2005, the Company's net income increased 10.9% to $63.4 million or $2.35 in basic and diluted earnings per share compared to $57.2 million or $2.11 in basic and diluted earnings per share for the 52-week period ending December 25, 2004.

In 2005, the Company's sales increased 6.0% to $2.2 billion and its comparable store sales, adjusted for a 52-week comparison, increased 4.0%.

Dividend

Weis Markets' Board of Directors today increased the quarterly dividend to $.29 per share to shareholders of record as of February 10, 2006, payable February 24, 2006.

Founded in 1912, Weis Markets, Inc. is a Mid-Atlantic supermarket company operating 158 stores in six states: Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. The Company also owns and operates SuperPetz, a pet supply superstore chain with 31 locations in ten states.

-# # #-

In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
Comparative Summary of Unaudited Sales & Earnings
Fourth Quarter - 2005
	14 Week	13 Week
	Period Ended	Period Ended	Increase
	Dec. 31, 2005	Dec. 25, 2004	(Decrease)
Net Sales	$601,901,000	$537,031,000	12.1%
Income Before Taxes	27,739,000	20,347,000	36.3%
Provision for Income Taxes	9,375,000	5,249,000	78.6%
Net Income	$18,364,000	$15,098,000	21.6%

Weighted-Average
Shares Outstanding	27,030,000	27,059,000	(29,000)
Basic and Diluted
Earnings Per Share	$0.68	$0.56	$0.12

	53 Week	52 Week
	Period Ended	Period Ended	Increase
	Dec. 31, 2005	Dec. 25, 2004	(Decrease)
Net Sales	$2,222,598,000	$2,097,712,000	6.0%
Income Before Taxes	99,306,000	87,603,000	13.4%
Provision for Income Taxes	35,885,000	30,412,000	18.0%
Net Income	$63,421,000	$57,191,000	10.9%

Weighted-Average
Shares Outstanding	27,034,000	27,098,000	(64,000)
Basic and Diluted
Earnings Per Share	$2.35	$2.11	$0.24